EXHIBIT 8.1
March 7, 2008
National Oilwell Varco, Inc.
7909 Parkwood Circle Drive
Houston, Texas 77036
TAX OPINION
Ladies and Gentlemen:
     We have acted as counsel to National Oilwell Varco, Inc., a Delaware corporation (“Parent”), in connection with the preparation and filing of Registration Statement No. 333-148885 on Form S-4, as amended (the “Registration Statement”), filed by Parent with the Securities Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the "Act”). The Registration Statement relates to the merger (the “Merger”) of Grant Prideco, Inc., a Delaware corporation (the “Company”), with and into NOV Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Sub”), pursuant to the Agreement and Plan of Merger dated December 16, 2007, (the “Merger Agreement”), by and among Parent, Sub and the Company. You have requested our opinion as to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”), resulting from the Merger. Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
     In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the proxy statement/prospectus and other information included as part of the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the “Documents”).
     For purposes of this opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement, (ii) the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change

National Oilwell Varco, Inc.
March 7, 2008

in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.
     Subject to the limitations and qualifications stated in the Registration Statement and set forth herein, we are of the opinion based on existing provisions of the Code, existing Treasury regulations, existing court decisions, and existing public rulings and other administrative interpretations, and based on our review of the Documents, that the description of the United States federal income tax consequences appearing under the heading “Material U.S. Federal Income Tax Consequences” in the proxy statement/prospectus forming part of the Registration Statement accurately describes the material United States federal income tax consequences of the Merger under existing law.
     Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate, as of the Effective Time, our opinion may change.
     Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.
     In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the joint proxy statement/prospectus forming part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,

/s/ Andrews Kurth LLP